Exhibit 1.1

BYLAWS of TELECOM ARGENTINA  S.A.

Company Excluded from the Optional Statutory Regime of Mandatory Tender Offers.

Created by Presidential Decree 60/90 of January 5, 1990.

Incorporated under deeds number 73 and 142 dated April 23 and July 3, 1990, respectively.

Registered in the “Inspección General de Justicia” (General Board of Corporations) on July 13, 1990 under number 4570, book 108, volume “A” of Corporations.

Corporate Registered Offices: Avda. Alicia Moreau de Justo No. 50 (1107) Buenos Aires, Republic of Argentina.

CORPORATE BYLAWS

ARTICLE ONE. NAME. DOMICILE. DURATION. OBJECT OF THE COMPANY.

Section One: The company incorporated under the name “Sociedad Licenciataria Norte Sociedad Anónima”, and later named “Telecom Argentina Stet-France Telecom S.A.”, continues its operation under the name “TELECOM ARGENTINA S.A.” with its registered offices in the city of Buenos Aires. Pursuant to the resolution adopted at the Annual Ordinary and Extraordinary Shareholders’ Meeting held on April 30, 2003, the company is a “Company Excluded from the Optional Statutory Regime of Mandatory Tender Offers”. The domicile of the company shall not be moved outside the Republic of  Argentina except upon prior authorization by the competent authority or by any authority that may replace it in the future”.

Section Two: The duration of the company is NINETY-NINE YEARS to be computed as from the date of its registration in the Public Registry of Commerce.

Section Three: The purpose of the company is to render, either on its own account or on account of, or in association with, third parties, telecommunications public services, except for radio broadcasting, under the terms, if any, of the concessions granted by the relevant authorities. Furthermore, the Company may supply, lease, sell and market in any manner, all kinds of equipment, infrastructure and goods related to or supplementary with the telecommunications industry and may undertake works and provide all kinds of services, including advisory and safety services, in connection with telecommunications and information technology. For such purpose, the company has full legal capacity to acquire rights, undertake obligations and take any action not forbidden by law and by these bylaws, including the capacity to borrow funds, publicly or privately, through the issue of debentures and negotiable obligations. This corporate purpose shall not be modified by the shareholders without prior authorization by the competent authority.

ARTICLE TWO. CORPORATE CAPITAL AND SHARES.

Section Four:  Changes in corporate capital as they arise from increases filed with the Public Registry of Commerce are shown in a note to the Financial Statements of the Company. Such note accounts for changes in capital during the last three (3) fiscal years, payment thereof and the capital amount authorized for public offer.

The corporate capital is represented by Class “A”, “B” and “C” shares of common stock, all in book-entry form, with a par value of ONE PESO each and entitled  to one vote per share.  Shares of one Class may be converted into another Class  if so decided by the relevant shareholders’ meetings. Any decision to increase the corporate capital must be executed under a public deed or a private instrument, as the relevant meeting may decide, and filed with the Public Registry of Commerce.

Section Five: Shares of common stock to be issued in the future shall be Class “A”, “B” and “C” book-entry shares, having the same characteristics as those already issued and observing the laws and regulations in force. In any issue of shares of common stock, the proportion existing between Class “A”, “B” and “C” shares at the time of holding the Shareholders’ Meeting that provides for such issue shall be maintained, except if the meeting decides to act in accordance with the second paragraph of section 194 of Law 19,550. The Meeting may also decide on the issue of book-entry preferred shares. Preferred shares shall be entitled to preferred payment of their dividend, whether cumulative or not, according to their terms of issue and may also receive an additional share in the profits and/or be subject to early redemption, at the option of the company and under the terms set forth upon their issue.

Section Six: Book-entry shares must be registered in accounts in the name of their owners, by the issuing company, in a book-entry shares registry to which section 213 of Law 19,550 applies, if pertinent, or by commercial or investment banks or securities depositaries.

Section Seven: In case of delay in the payment of capital, the Board of Directors may choose any of the following alternatives: a) provide that the relevant subscription rights be sold by public auction, in which case the delinquent subscriber shall pay for the auction expenses and the penalty interest, notwithstanding its liability for damages; b) declare the lapsing of such subscription rights, which penalty shall be effective after demanding payment for a maximum term of thirty days, implying the loss of all sums paid; or c) enforce performance of the subscription agreement and the relevant damages.

Section Eight: Pre-emptive right for the subscription of new issues of shares of common stock shall be governed by section 194 of Law 19,550. In case of an issue of shares of the three classes provided for in section four hereof, the right of first refusal shall be limited to the shares of the relevant class which have not been subscribed for. If, once the right of first refusal has been exercised, there still remain Class “B” or “C” shares to be subscribed for, the same may be subscribed for by shareholders of the three classes, indistinctly, in proportion to the shares they have subscribed for on such occasion. Only when there still remain shares for subscription after the exercise of the abovementioned rights, the same can be offered to third parties.

Section Nine: Transfer of “Class A” shares and of pre-emptive rights relating thereto shall be subject to the prior authorization of the competent authority. The company shall not acknowledge any transfer of “Class A” shares or their pre-emptive rights without such authorization.

ARTICLE THREE. MANAGEMENT AND REPRESENTATION.

Section Ten: The company is managed and administered by a Board of Directors consisting of such number of members as determined at the shareholders’ meeting, which must be no less than three and no more than eleven. Such members hold office for the term of three fiscal years. At the shareholders’ meeting, the shareholders must designate the same or a lesser number of alternate members for the same term in order to fill any vacant member position which may arise, following the order or method indicated at the meeting, notwithstanding the provisions of section 11 hereof. At their first meeting, directors shall designate a Chairman and a Vice-Chairman. The Vice-Chairman shall replace the Chairman in case of the latter’s absence or inability to act as such.

Meetings of the Board of Directors shall be held once every three months and at any time the Board of Directors so decides. The meetings of the Board of Directors must be called with no less than twelve-calendar days’ notice to deal with ordinary matters and upon no less than three-calendar days’ notice for urgent matters. For such purpose, the Chairman, or Vice-Chairman in case the Vice-Chairman is replacing the Chairman, shall give notice to members of the Board at their special domiciles by certified mail, acknowledgment of receipt requested, or by any other effective means, including by telex. Such notice must state the date, time and place of the meeting as well as the agenda thereof. Prior notice for such meetings shall not be necessary if all of the members of the Board of Directors are present. The Board of Directors can only hold a meeting if a majority of its members, who shall constitute a quorum, are in attendance and may pass resolutions by a plurality vote of those members present. In case of a tie vote, the Chairman shall have two votes. If there is a tie in a vote at a meeting of the Board of Directors, where the Vice-Chairman replaces the Chairman, the Vice-Chairman shall not have two votes. The Board of Directors may also hold meetings with its members attending via video or teleconference, in which case both physical and remote attendance shall be considered for the purpose of establishing a quorum. The minutes of these meetings shall be prepared and signed by the attending directors and members of the supervisory committee within five (5) days from the date the meeting is held. The members of the Supervisory Committee must expressly indicate in the minutes the names of those directors participating remotely and the legitimacy of the decisions made during the meeting. The minutes shall also include the statements of those directors physically present as well as of those made by remote attendees and the votes cast thereby in respect of each resolution adopted.  The Shareholders’ Meeting shall determine the compensation of the Board of Directors. Under the terms of section 270 of Law 19,550, the Board of Directors may designate the General Manager (CEO) as well as special managers (special executive officers) who are not required to be Company Directors.

Section Ten Bis (added text): The Company shall have an Audit Committee under the terms of Section 15 of Decree N° 677/01. Such Committee shall act as a group and be composed of no less than three Directors who will be appointed by the Board of Directors by a simple majority of votes. The majority of the members of the Audit

Committee must be independent directors, according to the standards set forth by the Comisión Nacional de Valores. The Board of Directors shall issue rules concerning the composition, powers, operation and other particularities of the Audit Committee, which shall be governed by the provisions of the law, the bylaws and the rules of the Comisión Nacional de Valores.

Section Eleven: Regular and Alternate Directors shall be elected and removed by the Ordinary Meeting of Shareholders on the plurality vote of the holders of the three classes of shares.

Section Twelve: Directors must give the following bond: a million australes in cash each, which shall be deposited at the corporate registered office.

Section Thirteen:  The Board of Directors has all the powers to administer and dispose of assets, including those for which the law requires the granting of special powers of attorney, pursuant to section 1881 of the Civil Code and section 9 of Decree-Law 5965/63. Accordingly, it may, on behalf of the company, do any legal act in furtherance of the company’s purpose, namely, operate with Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires and any other public or private credit institutions, establish agencies, branch offices and any other kind of representative office within the country or abroad; grant to one or more persons, judicial powers, even to file a criminal complaint, or extrajudicial powers for the purpose and with the scope it may deem convenient. The Chairman of the Board of Directors, or his substitute, is the legal representative of the company. Notwithstanding this, the company shall be represented in court by the Director or Directors, or the special agents, designated by the Board of Directors to such effect, who will have ample powers in this respect, even to ask and answer interrogatories on behalf of the Company, with powers of substitution, if the Board of Directors so decides. The Board of Directors may designate an Executive Committee which, under the supervision of the former, shall engage in the management of the internal corporate affairs; the preliminary analysis of significant plans and initiatives to be submitted to the Board of Directors for approval; the follow-up of the Board of Directors’ decisions to supervise implementation and fulfillment thereof and the management of any transaction concerning the corporate ordinary affairs. The Executive Committee shall be composed of three (3) regular directors. It shall meet at least ten (10) times a year and shall keep a minutes book for all its meetings. The Committee meetings shall be attended by all its members in person or via video or teleconference.  Decisions shall be unanimously adopted; if no unanimous decision is reached after two successive meetings, the matter shall be submitted to the consideration of the Board of Directors. The Board of Directors is empowered to approve the Executive Committee Rules for the purpose of determining the powers and governing the transactions of the Committee in accordance with the provisions of these By-laws.

ARTICLE FOUR. SUPERVISION.

Section Fourteen: The supervision of the company is in the hands of a Supervisory Committee composed of three or five regular members and three or five alternate members whose number and election shall be determined by the Shareholders’ Meeting for the term of one fiscal year. The Supervisory Committee shall validly meet with the presence of a majority of its members and its resolutions shall be passed by a plurality vote of those members present, notwithstanding the rights of the withdrawing member. The Supervisory Committee shall elect its Chairman from its regular members, in the event the shareholders’ meeting has failed to do so. The alternate members of the Supervisory Committee shall fill any vacancy that may arise in the order or according to the method indicated by the Shareholders’ Meeting. The Supervisory Committee may be represented by any of its members at the meetings of the Board of Directors or Shareholders.

ARTICLE FIVE. SHAREHOLDERS’ MEETINGS.

Section Fifteen: The Shareholders’ Meetings shall be summoned pursuant to the provisions of Section 237 of Law 19,550 and according to their nature, notwithstanding any provision thereof for the case of Unanimous Meeting. In the case of Ordinary Shareholders’ Meetings, the second summons may be made simultaneously with the first summons.

Section Sixteen: Each subscribed share of common stock carries a right to one vote. The quorum and the majority established by sections 243 and 244 of Law 19,550 apply depending on the kind of meeting, summons and matter to be dealt with.

ARTICLE SIX. FINANCIAL STATEMENTS AND PROFIT DISTRIBUTION.

Section Seventeen: The fiscal year ends December 31 each year. As at such date, financial statements shall be prepared pursuant to the provisions and the technical regulations in force. The Shareholders’ Meeting may, subject to the prior authorization by the competent authority, change the closing date of the fiscal year by filing the relevant resolution with the Public Registry of Commerce. Realized and liquid profits shall be allocated as follows: a) five per cent, until reaching twenty per cent of the subscribed capital, to the legal reserve fund; b) to the remuneration of the members of the Board of Directors and the Supervisory Committee; c) to the distribution of dividends to preferred shares, having priority on unpaid cumulative dividends; d) all or part of the balance to an additional interest in preferred shares and to the distribution of dividends on shares of common stock or to discretionary reserve or provision funds or to a new account or to any use that the Shareholders’ Meeting may determine. Dividends must be paid in proportion to the respective paid-in capital, within a year of their declaration. The right of shareholders to receive payment of cash and/or stock dividends shall be forfeited in favor of the Company after the lapsing of a term of three (3) years to be computed from the date such dividends become payable.

ARTICLE SEVEN. LIQUIDATION.

Section Eighteen: The company may be liquidated by the Board of Directors or by the liquidators designated at the Shareholders’ Meeting under the supervision of the Supervisory Committee. After payment of liabilities and reimbursement of capital, the balance shall be distributed among shareholders in proportion to the capital they have paid-in.

[There follow an illegible signature and a seal that reads:] María Delia Carrera - Director-Corporate Legal Affairs

AMENDMENTS TO  BYLAWS OF TELECOM ARGENTINA S.A.

Unanimous Ordinary and Extraordinary Shareholders’ Meeting held 11/8/90, (Minutes No. 2), sections 4, 6, 11 and 18, registered in the Inspección General de Justicia (General Board of Corporations) on 4/2/91 under number 1437 of Book 109, volume “A” of Corporations.

Unanimous Ordinary and Extraordinary Shareholders’ Meeting held 11/8/90, (Minutes No. 3), sections 1, 10 and 14, registered in the Inspección General de Justicia (General Board of Corporations) on 12/14/90 under number 9335 of Book 108, volume “A” of Corporations.

Unanimous Extraordinary Shareholders’ Meeting held 2/14/92, (Minutes No. 7), sections 4, 10, 13, 14 and 15, registered in the Inspección General de Justicia (General Board of Corporations) on 3/10/92 under number 1705 of Book 110, volume “A” of Corporations.

Extraordinary Shareholders’ Meeting held 6/11/98 adjourned to 7/3/98 (Minutes No. 20), sections 4, 11 and 14; registered in the Inspección General de Justicia (General Board of Corporations) on 10/22/98, under number 11967 of book 3 of Stock Companies.

Extraordinary Shareholders’ Meeting held 9/14/00 (Minutes No. 27) section 17; registered in the Inspección General de Justicia (General Board of Corporations) on 10/26/00 under number 16072 of book 13 of Stock Companies.

Extraordinary Shareholders’ Meeting held 04/24/01 (Minutes No. 29) sections 3 and 13; registered in the Inspección General de Justicia (General Board of Corporations) on 08/10/01 under number 9824 of book 15 of Stock Companies.

Extraordinary Shareholders’ Meeting held 04/24/02 (Minutes No. 30), sections 10, 13 and 17 registered in the Inspección General de Justicia (General Board of Corporations) on 05/29/02 under number 5105 of book 17 of Stock Companies.

Extraordinary Shareholders’ Meeting held 04/30/03 (Minutes No. 31), section 1 registered in the Inspección General de Justicia (General Board of Corporations) on 05/29/03 under number 7086 of book 20 of Stock Companies.

Extraordinary Shareholders’ Meeting held 02/18/04 (Minutes No. 32), section 1 (change of corporate name) and sections 10 and 10 Bis (added text) registered in the Inspección General de Justicia (General Board of Corporations) on 04/12/04 under number 4297 of book 24 of Stock Companies.

Extraordinary Shareholders’ Meeting held 11/30/10 (Minutes No. 41), section 10 (number of directors, term of office, appointment of one Chairman and tie vote) registered in the Inspección General de Justicia (General Board of Corporations) on 01/10/11 under number 599 of book 52 of Stock Companies.